EX-99.h.1.ii

AMENDMENT NO. 3 TO

SCHEDULE A

DELAWARE GROUP INCOME FUNDS

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF OCTOBER 29, 2014

Delaware Corporate Bond Fund
Delaware Diversified Floating Rate Fund
Delaware Extended Duration Bond Fund
Delaware High-Yield Opportunities Fund

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.		DELAWARE GROUP INCOME FUNDS
for its series set forth in this Schedule A

By:	/s/ STEPHEN J. BUSCH	By:	/s/ PATRICK P. COYNE
Name:	Stephen J. Busch	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	President